Exhibit 10.6
Amendment
to
Separation Agreement dated August 13, 2004
between Restore Medical Inc. and Susan L. Critzer
     Pursuant to Paragraph 14 of the Separation Agreement between Restore Medical Inc. (“RMI”) and Susan L. Critzer (“Critzer”) dated August 13, 2004 (“Separation Agreement”), RMI and Critzer agree pursuant to this Amendment to Separation Agreement (“Amendment Agreement”) that Section 1 and Section 3(d) shall be amended as set forth below:
     1. Separation from Employment. Effective as of June 30, 2005, or upon an alternative mutually agreed upon date for the termination of Critzer’s employment from RMI, whichever is earlier; or upon the date of an involuntary termination of Critzer’s employment by RMI, if any; or upon the date of Critzer’s unilateral resignation from RMI, if any (all such alternative dates may be the “Separation Date”), Critzer’s employment with RMI will terminate. Following the Separation Date, all Critzer’s benefits and privileges of employment will end except as provided in Paragraph 3 of the Separation Agreement as amended by the Amendment Agreement. Critzer and RMI further agree that the Change in Control and Severance Agreement dated March 30, 2004, by and between RMI and Critzer is terminated and superceded by this Agreement and is null and void.
     3. Payments and Benefits to Critzer. Provided this Agreement is executed and Critzer has not revoked and/or rescinded it in accordance with Paragraph 7, RMI will provide the following payments and benefits to Critzer:
(d)	Pursuant to the terms and conditions set forth in Critzer’s applicable stock option agreements with RMI, RMI agrees that, notwithstanding anything to the contrary set forth in such stock option agreements or RMI’s 1999 Omnibus Stock Plan, as amended, during the five-year period following the Separation Date, Critzer shall be permitted to exercise 100% of all stock options granted to Critzer prior to December 31, 2004, and not yet exercised (i. e., 502,000 shares of RMI common stock); provided, however, in the event Critzer unilaterally resigns from RMI prior to June 30, 2005, and prior to RMI’s hiring of a new President and Chief Executive Officer and Critzer’s completion of her transition assistance duties described in Paragraph 2 of this Agreement, during the five-year period following the Separation Date, Critzer shall be permitted to exercise 100% of all stock options granted to Critzer prior to March 30, 2004 (i.e., 150,000 shares of RMI common stock) and 50% of all options granted on or after March 30, 2004 (i.e., 176,000 shares of RMI common stock). The parties hereto agree and acknowledge that, with respect to any stock options previously granted to Critzer that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such stock options, to the extent they may be exercised by Critzer more than 90 days following the Separation Date shall be treated as non-qualified stock options, notwithstanding any provision in Critzer’s stock option agreements to the contrary

Dated: February 2, 2005	/s/ Susan L. Critzer
Susan L. Critzer

Dated: February 2, 2005	RESTORE MEDICAL INC.
By /s/ Mark B. Knudson
Its Chair Person

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